Exhibit 10.1

ROUSE PROPERTIES	1114 Avenue of the Americas, Suite 2800 New York, NY 10036-7703 T: 212 508.5108 F: 212.608.1916 ROUSEPROPERTIES.COM NYSE RSE

Mr. Brian Harper

February 27, 2014

Dear Brian:

I am pleased to memorialize the terms of our understanding regarding severance payment in the event your employment as Executive Vice President of Leasing at Rouse Properties, Inc. (the “Company”) is terminated without cause.

Severance
Should you be terminated without cause by the Company, you will be eligible for a severance payment equivalent to 6 months of base salary and a prorated bonus for the year of termination. Restricted stock you received upon commencement of employment with the Company will become fully vested in the event you are terminated without cause. The terms of all other stock awards are governed by the Company's 2012 Equity Incentive Plan, a copy of which has been previously delivered to you.

At-Will Employment
This letter does not constitute, and may not be construed as, a commitment to employment for any specific duration.  Your employment with the Company is at-will, which means that you may leave the Company or the Company may require that you leave its employ, at any time and for any reason.  The at-will status of your employment may not be altered in any way by any oral or written statement made by any employee of the Company, except for an express written agreement to such effect signed by you and an authorized representative of the Company.

Yours truly,

/s/ Andrew Silberfein
Andrew Silberfein
President & Chief Executive Officer